Exhibit 99.1

NV5 ANNOUNCES FULL THIRD QUARTER AND YEAR-TO-DATE 2016 FINANCIAL RESULTS

Hollywood, FL – November 3, 2016 – NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights and Full Year Guidance

●	Total Revenues for the quarter were $61.6 million, an increase of 26% year-over-year. Gross Revenues – GAAP for the quarter were $60.1 million, an increase of 23% year-over-year.
●	Net Revenues for the quarter were $47.9 million, an increase of 25% year-over-year.
●	Organic revenue growth in the third quarter of 2016 was 1% including project delays, however excluding project delays, organic revenue growth would have been 8%.
●	EBITDA for the quarter was $7.1 million or 15% of Net Revenues, an increase of 18% from $6.0 million in the third quarter of 2015.
●	Gross Margin for the quarter was 46.0% compared to 44.2% in the third quarter of 2015.
●	Net income for the quarter was $3.4 million, a 13% increase from $3.0 million in the third quarter of 2015.
●

Adjusted EPS for the quarter was $0.41 per diluted share compared to $0.44 per diluted share in the third quarter of 2015. GAAP EPS for the quarter was $0.33 per diluted share compared to $0.38 per diluted share.

●	Cash flow from operating activities for the quarter was $4.0 million compared to cash used in operating activities of $1.4 million in the third quarter of 2015.
●	Backlog was $205.0 million as of September 30, 2016, a 32% increase from $155.3 million as of December 31, 2015.
●

Full-Year 2016 Total Revenues Guidance is expected to range from $225 million to $235 million, Adjusted EPS Guidance is expected to range from $1.49 to $1.62 per diluted share, and GAAP EPS Guidance is expected to range from $1.20 to $1.33 per diluted share.

“Our business continues to be solid. Our backlog is strong, and we are reiterating our published goal of $300 million in run rate revenues exiting 2016. We are seeing an ongoing demand for our services at the federal and state level for infrastructure improvements and updates. We also have several acquisition opportunities in front of us,” said Dickerson Wright, PE, Chairman and CEO of NV5. “Although we experienced project delays in the third quarter, due to a legislative impasse impacting our transportation infrastructure business that has since been resolved, we expect the associated revenue to be recovered after the election when the projects fully resume. Excluding these project delays, our organic growth for the quarter would have been 8%. In addition, we announced the JBA acquisition last week, which gives us entry into international, higher margin businesses with reoccurring and continuous revenues not dependent on new construction.”

Total Revenues for the third quarter of 2016 were $61.6 million, a 26% increase from the third quarter of 2015. Total Revenues includes intercompany revenues where the Company performed the services in lieu of using a third-party sub-consultant. Gross Revenues - GAAP for the third quarter of 2016 were $60.1 million, a 23% increase from the third quarter of 2015. Net Revenues for the third quarter of 2016 were $47.9 million, an increase of 25% from the third quarter of 2015.

Gross Margin for the third quarter 2016 was 46.0% compared to 44.2% for the third quarter of 2015, which is the result of increased use of our billable professional employees and reduced use of sub-consultants to perform services.

EBITDA for the third quarter of 2016 was $7.1 million or 15% of Net Revenues, an increase of 18% compared to $6.0 million for the third quarter of last year.

Adjusted EPS for the third quarter of 2016 was $0.41 per diluted share vs. $0.44 per diluted share in the third quarter of 2015. Net income for the third quarter of 2016 was $3.4 million, or $0.33 per diluted share, a 13% increase, compared to net income of $3.0 million, or $0.38 per diluted share in the third quarter of 2015. GAAP EPS and Adjusted EPS reflect weighted-average shares outstanding of 10,353,793 for the third quarter of 2016, compared to weighted-average shares outstanding of 7,943,131 for the third quarter of 2015.

Nine Months Ended September 2016 Financial Highlights

●

Total Revenues were $164.5 million in the first nine months of 2016, an increase of 45% from the first nine months of 2015. Gross Revenues – GAAP were $160.9 million in the first nine months of 2016, an increase of 43% from the first nine months of 2015.

●	Net Revenues were $130.4 million in the first nine months of 2016, an increase of 47%.
●	Organic revenue growth for the first nine months of 2016 was 5%.
●	EBITDA for the first nine months of 2016 was $17.7 million, or 14% of Net Revenues, an increase of 48% from $11.9 million for the first nine months of 2015.
●	Gross Margin was 47.7% compared to 44.3% for the first nine months of 2015.
●	Net income was $8.3 million, an increase of 43% from $5.8 million in the first nine months of 2015.
●

Adjusted EPS was $1.11 per diluted share, an increase of 10% from $1.01 per diluted share in the first nine months of 2015. GAAP EPS was $0.90 per diluted share, an increase of 7% from $0.84 per diluted share.

●	Cash flow from operating activities for the first nine months of 2016 was $10.7 million compared to cash used in operating activities of $0.4 million for the first nine months of 2015.

Total Revenues for the nine months ended September 30, 2016 were $164.5 million, a 45% increase from the first nine months of 2015. Total Revenues includes intercompany revenues where the Company performed the services in lieu of using a third-party sub-consultant. Gross Revenues - GAAP for the nine months ended September 30, 2016 were $160.9 million, a 43% increase from the first nine months of 2015. Net Revenues for the nine months ended September 30, 2016 were $130.4 million, an increase of 47% from 2015.

Gross Margin for the nine months ended September 30, 2016 was 47.7% compared to 44.3% for the first nine months of 2015, which is the result of increased use of our billable professional employees and reduced use of sub-consultants to perform services.

EBITDA for the nine months ended September 30, 2016 was $17.7 million or 14% of Net Revenues, an increase of 48% from $11.9 million for the same period in 2015.

Adjusted EPS for the nine months ended September 30, 2016 was $1.11 per diluted share vs. $1.01 per diluted share in the nine months ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $8.3 million, or $0.90 per diluted share, up from net income of $5.8 million, or $0.84 per diluted share in the nine months ended September 30, 2015. GAAP EPS and Adjusted EPS reflect weighted-average shares outstanding of 9,215,365 for the nine months ended September 30, 2016, compared to weighted-average shares outstanding of 6,945,274 for the first nine months of 2015.

At September 30, 2016, our cash and cash equivalents were $53.1 million compared to $23.5 million as of December 31, 2015. The increase in cash was due to $47.1 million in net cash proceeds from our secondary equity offering in May 2016 offset by $24.4 million used for acquisitions in 2016. During the first nine months of 2016, we generated $10.7 million of cash from operating activities, compared to cash used from operating activities of $0.4 million for the nine months ended September 30, 2015.

At September 30, 2016, the Company reported backlog of $205.0 million, an increase of 32% from $155.3 million as of December 31, 2015.

Use of Non-GAAP Financial Measures

Total Revenues and Net Revenues are measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). Gross Revenues – GAAP include sub-consultant costs and other direct costs which are generally pass-through costs. Furthermore, Gross Revenues – GAAP eliminates intercompany revenues where the Company performed the service in lieu of using a third-party sub-consultant. Therefore, the Company believes that Total Revenues and Net Revenues, which are non-GAAP financial measures commonly used in our industry, provide a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with GAAP to Total Revenues and Net Revenues is provided at the end of this news release.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of NV5’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share data (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) data to eliminate amortization expense of intangible assets from acquisitions. As the Company continues its acquisition strategy, the growth in Adjusted EPS will likely increase at a greater rate than GAAP EPS as reported in accordance with GAAP. A reconciliation of GAAP EPS as reported in accordance with GAAP to Adjusted EPS provided at the end of this news release.

NV5’s definition of Total Revenues, Net Revenues, EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues, net income and diluted earnings per share

Conference Call

NV5 will host a conference call to discuss its third quarter 2016 financial results at 4:30 p.m. (Eastern Time) on November 3, 2016.

Date:	Thursday, November 3, 2016
Time:	4:30 p.m. Eastern
Toll-free dial-in number:	+1 877-311-4180
International dial-in number:	+1 616-548-5594
Conference ID:	95195155
Webcast:	http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

A replay of the conference call will be available approximately one hour following the conclusion of the call through November 10, 2016. To access the replay via telephone, please dial:

Toll-free replay number:	+1 855-859-2056
International replay number:	+1 404-537-3406
Replay PIN number:	95195155

The conference call will also be webcast live and available for replay via the investors section of the NV5 website, www.NV5.com.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company is headquartered in Hollywood, Florida and operates 72 offices in 26 states in the U.S. and internationally in Macau, Shanghai, Hong Kong, and Vietnam. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Global, Inc.
Lauren Wright, PhD

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$53,066	$23,476
Accounts receivable, net of allowance for doubtful accounts of $1,895 and $1,536 as of September 30, 2016 and December 31, 2015, respectively	64,102	47,747
Prepaid expenses and other current assets	1,195	1,092
Deferred income tax assets	1,496	1,440
Total current assets	119,859	73,755
Property and equipment, net	3,762	3,091
Intangible assets, net	22,740	12,367
Goodwill	37,472	21,679
Other assets	1,014	877
Total Assets	$184,847	$111,769

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,632	$6,658
Accrued liabilities	13,013	9,564
Income taxes payable	755	813
Billings in excess of costs and estimated earnings on uncompleted contracts	215	293
Client deposits	109	110
Current portion of contingent consideration	442	458
Current portion of notes payable and other obligations	6,192	4,347
Total current liabilities	32,358	22,243
Contingent consideration, less current portion	467	821
Notes payable and other obligations, less current portion	9,963	6,360
Deferred income tax liabilities	1,727	1,582
Total liabilities	44,515	31,006

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 10,394,283 and 8,124,627shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	104	81
Additional paid-in capital	113,488	62,260
Retained earnings	26,740	18,422
Total stockholders’ equity	140,332	80,763
Total liabilities and stockholders’ equity	$184,847	$111,769

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME

(in thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Gross revenues	$60,091	$48,701	$160,888	$112,335

Direct costs:
Salaries and wages	20,274	16,856	53,744	39,122
Sub-consultant services	8,854	6,859	22,246	15,306
Other direct costs	3,307	3,455	8,209	8,120

Total direct costs	32,435	27,170	84,199	62,548

Gross Profit	27,656	21,531	76,689	49,787

Operating Expenses:
Salaries and wages, payroll taxes and benefits	14,096	10,549	40,575	25,258
General and administrative	4,415	3,422	12,640	9,162
Facilities and facilities related	2,066	1,565	5,803	3,429
Depreciation and amortization	1,604	1,048	4,285	2,446
Total operating expenses	22,181	16,584	63,303	40,295

Income from operations	5,475	4,947	13,386	9,492

Other expense:
Interest expense	(81)	(78)	(221)	(180)
Total other expense	(81)	(78)	(221)	(180)

Income before income tax expense	5,394	4,869	13,165	9,312
Income tax expense	(1,990)	(1,867)	(4,847)	(3,492)
Net income	$3,404	$3,002	$8,318	$5,820

Earnings per share:
Basic	$0.34	$0.40	$0.94	0.90
Diluted	$0.33	$0.38	$0.90	0.84

Weighted average common shares outstanding:
Basic	9,941,517	7,516,063	8,826,090	6,454,158
Diluted	10,353,793	7,943,131	9,215,365	6,945,274

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash Flows From Operating Activities:
Net income	$8,318	$5,820
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,285	2,446
Provision for doubtful accounts	246	263
Stock compensation	1,704	1,229
Change in fair value of contingent consideration	88	72
Loss on disposal of leasehold improvements	2	-
Excess tax benefit from stock based compensation	(155)	(1,536)
Deferred income taxes	88	383
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(7,795)	(10,122)
Prepaid expenses and other assets	372	427
Accounts payable	2,892	(2,016)
Accrued liabilities	476	1,933
Income taxes payable	96	967
Billings in excess of costs and estimated earnings on uncompleted contracts	(78)	(221)
Client deposits	147	(13)
Net cash provided by (used in) operating activities	10,686	(368)

Cash Flows From Investing Activities:
Cash paid for acquisitions	(24,388)	(10,427)
Purchase of property and equipment	(566)	(428)
Net cash used in investing activities	(24,954)	(10,855)

Cash Flows From Financing Activities:
Proceeds from secondary offerimg	51,319	32,068
Payments of secondary offering costs	(4,172)	(2,649)
Exercise of warrants costs	-	(217)
Payments on notes payable	(4,156)	(7,660)
Payments of contingent consideration	(296)	(533)
Excess tax benefit from stock based compensation	155	1,536
Payments on stock repurchase obligation	-	(935)
Proceeds from exercise of unit warrant	1,008	3,186
Net cash provided by financing activities	43,858	24,796

Net increase in Cash and Cash Equivalents	29,590	13,573
Cash and cash equivalents – beginning of period	23,476	6,872
Cash and cash equivalents – end of period	$53,066	$20,445

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Supplemental disclosures of cash flow information:
Cash paid for interest	$255	$164
Cash paid for income taxes	$4,642	$2,114

Non-cash investing and financing activities:
Contingent consideration (earn-out)	$-	$1,307
Notes payable and other obligations for acquisitions	$9,333	$9,250
Stock issuance for acquisitions	$1,075	$900
Payment of contingent consideration with common stock	$162	$100

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO TOTAL REVENUES

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Gross Revenues - GAAP	$60,091	$48,701	$160,888	$112,335

Add: Intercompany revenues in lieu of sub-consultants	1,468	221	3,651	1,034
Total Revenues	$61,559	$48,922	$164,539	$113,369

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Gross Revenues - GAAP	$60,091	$48,701	$160,888	$112,335

Less: Sub-consultant services	(8,854)	(6,859)	(22,246)	(15,306)
Other direct costs	(3,307)	(3,455)	(8,209)	(8,120)
Net Revenues	$47,930	$38,387	$130,433	$88,909

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO EBITDA

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Net Income	$3,404	$3,002	$8,318	$5,820

Add: Interest expense	81	78	221	180
Income tax expense	1,990	1,867	4,847	3,492
Depreciation and Amortization	1,604	1,048	4,285	2,446
EBITDA	$7,079	$5,995	$17,671	$11,938

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Net Income - per diluted share	$0.33	$0.38	$0.90	$0.84

Per diluted share adjustments:
Add: Amortization expense of intangible assets	0.12	0.10	0.33	0.27
Income tax expense	(0.04)	(0.04)	(0.12)	(0.10)

Adjusted EPS	$0.41	$0.44	$1.11	$1.01